Exhibit 99.1

BB&T Corporation

Corporate Communications
200 W. Second St.
Winston-Salem, N.C. 27101

May 7, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Bob Denham
Senior Vice President	Senior Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-1475

BB&T capital levels exceed stress test requirements

     WINSTON-SALEM, N.C. BB&T Corporation (NYSE: BBT) said today that its capital levels are more than sufficient and exceed the government’s minimum stress test requirements under a “more adverse” economic scenario, according to a report issued by federal regulatory agencies following a rigorous forward-looking examination of the nation’s 19 largest financial institutions. The findings confirmed that BB&T will not be required to raise additional capital.

     Results of the stress test revealed that BB&T was one of nine large financial institutions sufficiently capitalized under a “more adverse” macroeconomic scenario projecting a prolonged and deepening recession using assumptions more severe than BB&T’s estimates. The stress test results also revealed that BB&T surpassed minimum capital requirements for regulatory and tangible capital.

     “Our capital levels have remained strong throughout this economic downturn, and we continue to lend to creditworthy borrowers in our markets, with loan originations exceeding $6 billion per month,” said Chief Executive Officer Kelly King. “While we do face credit-related challenges, our own adverse-case scenario is more favorable than the government’s stress test results.

     “Now that the stress test is behind us, we will proceed with efforts to implement a capital plan that accomplishes our three strategic objectives,” said King. “First, we must remain a very well-capitalized financial institution throughout this credit cycle. We also want to repay the government’s investment under the Capital Purchase Program as soon as possible. Finally, our strong capital position will help us take advantage of future opportunities on the other side of this economic correction.”

     With $143 billion in assets, BB&T is the nation’s 11th largest financial- holding company and operates more than 1,500 financial centers in 11 states and Washington, D.C.

###